EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of Angel Studios, Inc., and that this agreement may be included as an exhibit to such joint filing.

Dated: September 17, 2025

Gigafund 1, LP

By: Gigafund 1 GP, LP, its general partner

/s/ Lemuel Anaejionu
	Name:	Lemuel Anaejionu
	Title:	Authorized Signatory

Gigafund 1 GP, LP

/s/ Lemuel Anaejionu
Name:	Lemuel Anaejionu
Title:	Authorized Signatory

Luke Nosek

/s/ Luke Nosek
Name:	Luke Nosek

Stephen D. Oskoui

/s/ Stephen D. Oskoui
Name:	Stephen D. Oskoui